EXHIBIT INDEX
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1.   Management Agreement with Midwest Group Financial
     Services, Inc. for the Government Housing Tax-Exempt
     Fund

2.   Consulting Agreement between Midwest Group Financial
     Services, Inc. and Cash Reserve Consulting, Inc.

3.   Consent of Independent Public Accountants